Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 on Form S-3) and related Prospectus of Sharecare, Inc. for the registration of its common stock and warrants and to the incorporation by reference therein of our report dated March 31, 2022, with respect to the consolidated financial statements of Sharecare, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

                                /s/ Ernst & Young LLP

Atlanta, Georgia
June 21, 2022